UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2006

GREAT WESTERN BANCORPORATION, INC.

(Exact name of registrant as specified in its charter)

Iowa	001-15215	42-0867112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9290 West Dodge Road, Suite 203

Omaha, NE 68114-3320

(Address principal executive offices)

Registrant’s telephone number, including area code: (402) 333-8330

No Change

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Great Western Bancorporation, Inc. (“Company”) has issued 30,000 shares, $1,000 par value, of Company Capital Trust Pass-Through Securities (Preferred Securities) of GWB Capital Trust VI on March 10, 2006 through a private placement. The distribution rate is set quarterly at three month LIBOR plus 148 basis points, which was set on March 8, 2006, at 6.36%. Distribution payment dates are December 15, March 15, June 15 and September 15 of each year, beginning June 15, 2006 and are payable in arrears. The Company may, at one or more times, defer interest payments on the Capital Securities for up to five consecutive years following suspension of dividends on all other capital stock. At the end of any deferral period, all accumulated and unpaid distributions must be paid. The Capital Securities will be redeemed March 15, 2036; however, the Company has the right, subject to the prior approval of the Federal Reserve Board or applicable regulator, if required, to redeem the securities in whole or in part on or after March 15, 2011. The Company has the right to redeem the Capital Securities in whole, but not in part, at any Interest Payment Date, at a premium as defined by the Indenture Agreement if a Special Event occurs prior to March 15, 2011. A “Special Event” means any Capital Treatment Event or an Investment Company Event.

The Company intends to use proceeds from the Debentures to redeem all of its Junior Subordinated Debentures under the Subordinated Indenture dated March 19, 2001 and for general corporate purposes. On each Debenture Redemption Date of the Junior Subordinated Debentures, GWB Capital Trust II is required to redeem a Like Amount of Trust Securities at the Redemption Price (which is the stated amount of $10 per Trust Security, plus accumulated and unpaid Distributions to the Redemption Date). GWB Capital Trust II intends to redeem all Preferred Securities (2,760,000 Preferred Securities) on March 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT WESTERN BANCORPORATION, INC.

By:	/s/ DANIEL A. HAMANN
Daniel A. Hamann, President

Date: March 15, 2006